Exhibit 99.1

August 5, 2014

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER 2014 RESULTS

Aggregates Volume Increases 10 Percent; Full Year Volume Forecast Raised

Gross Profit Margin Up 400 Basis Points

Birmingham, Alabama – August 5, 2014 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the second quarter ending June 30, 2014.

Second Quarter Summary (compared with prior year’s second quarter)

•	Net sales increased $60 million, or 9 percent
•	Gross profit increased $42 million, or 32 percent
•	Aggregates segment gross profit increased $35 million, or 27 percent
o	Shipments increased 10 percent, or 4.1 million tons
o	Pricing increased 3 percent on a freight-adjusted basis
o	Cash gross profit per ton was $5.00, an 8 percent increase
•	Other combined segment gross profit improved $7 million
•	Earnings from continuing operations were $0.35 per diluted share as compared to $0.23. The current year’s second quarter includes costs of $0.02 per diluted share related to acquisition and divestiture activity. The prior year’s second quarter earnings include $0.10 per diluted share related to the gain associated with the sale of the Company’s businesses in Wisconsin.
•	Adjusted EBITDA was $173 million, an increase of $32 million, or 23 percent

Tom Hill, President and Chief Executive Officer, said, “Our second quarter results further demonstrate the earnings leverage of volume growth in our aggregates business, and our continuing improvements to margins and unit profitability. A 10 percent increase in aggregates volume helped drive a 27 percent increase in Aggregates segment gross profit. Cash gross profit per ton increased to $5.00, an 8 percent increase from the prior year’s second quarter and a record level of unit profitability for this segment. Across all of our businesses, gross profit as a percent of net sales increased 400 basis points.

“We continue to experience accelerating demand recovery in most of our markets. Our aggregates shipments have increased year-over-year for five consecutive quarters, and the markets Vulcan serves should continue to grow faster than U.S. markets as a whole. We now expect our full year 2014 aggregates shipments to be 7 to 9 percent higher than the prior year, as compared to our prior estimate of a 4 to 7 percent increase.”

Commentary on Second Quarter 2014 Segment Results

Aggregates Segment

Aggregates segment revenues were $596 million compared to $508 million in the prior year’s second quarter. These revenues include sales generated from producing and selling aggregates tons as well as revenues from aggregates distribution, delivery and other services, including truck brokerage services. The truck brokerage services have been expanded recently to enhance our ability to serve customers and generate additional earnings from each ton shipped. The gross profit margin on growth in revenue associated with producing and selling aggregates tons was in line with our expectations. Also as expected, revenue growth from our transportation-related activities contributed to earnings but at a lower margin percentage.

Aggregates shipments increased 10 percent compared to the prior year, with key markets including Georgia, Illinois, North Carolina, Texas and Virginia reporting more than 15 percent volume growth and Florida and Southern California realizing 11 and 12 percent growth, respectively.

Freight-adjusted pricing for aggregates increased 3 percent, or $0.33 per ton, versus the prior year’s second quarter as virtually all markets realized price improvement. This widespread price improvement, combined with reductions in our production costs shipped, drove a $0.49 per ton, or 15 percent, increase in our gross profit. As a percent of segment revenues, our gross profit margin in the Aggregates segment improved 210 basis points over the prior year’s second quarter. Aggregates segment gross profit was $162 million, an increase of $35 million, or 27 percent, versus the prior year’s second quarter.

Asphalt, Concrete and Cement Segments

Overall, gross profit from the non-aggregates segments improved $7 million versus the prior year. Earnings improvement in the Concrete segment drove the majority of this gain.

Asphalt gross profit was $9 million, in line with the prior year’s second quarter. Asphalt volume increased 3 percent and materials margin improved slightly versus the prior year due mostly to lower costs for liquid asphalt. Operating costs, primarily energy-related, were slightly higher than the prior year.

Concrete gross profit was $3 million compared to a loss of $6 million in the second quarter of the prior year. Last year’s second quarter results included the Company’s Florida concrete business that was sold in the first quarter of 2014. On a same-store basis, volume and pricing improved, driven primarily by increased private construction activity, while gross profit increased $3 million.

The Company’s cement business was also sold in the first quarter along with the Florida concrete assets. The Company retained its calcium products business that is included in its Cement segment. This business reported second quarter revenues of $2.2 million and gross profit of $0.8 million, both slightly better than the prior year.

2014 Outlook

Regarding the Company’s outlook, Mr. Hill stated, “Growth in the private end markets continues to drive increased construction activity and demand for our products. Leading indicators, such as housing starts, nonresidential contract awards and employment, continue to show favorable above-average growth trends in Vulcan-served markets. These factors underpin our full year aggregates shipment forecast of a 7 to 9 percent increase in 2014. This volume growth, coupled with the continuing improvement in unit profitability, supports our expectations for strong earnings leverage and margin expansion – and we remain focused on achieving these expectations.

“We are maintaining our outlook for full year freight-adjusted aggregates pricing to improve 3 to 5 percent from the prior year. The overall pricing outlook for our aggregates products continues to improve with the recovery in demand for construction materials. As we look ahead to the second half of the year, we expect continuing margin improvement driven by price growth, operating leverage, and other cost controls.

“In our Concrete and Asphalt segments, we have realized improvements in unit profitability, as measured by materials margin. We expect continued growth in private construction activity to benefit volumes and prices, leading to higher unit profitability in both our Concrete and Asphalt segments. Overall, we expect our non-aggregates gross profit to be $40 to $50 million for the full year, compared to $14 million in 2013.

“Selling, administrative and general (SAG) expenses are expected to be in line with the prior year, allowing us to leverage our overhead structure to expected higher sales.

“Our confidence in a sustained multi-year recovery in aggregates demand continues to grow. Our markets are recovering off trough levels of demand and are outpacing the rest of the U.S. To support the anticipated increased level of shipments, and to further improve our production costs and operating efficiencies, we now project capital spending for 2014 to be approximately $240 million.

“Our second quarter and first half results demonstrate the broadening recovery of our markets and the benefits of the Company’s powerful earnings leverage. Comparing the first half of 2014 to the first half of 2013, Adjusted EBITDA grew $45 million, or 27 percent, on a 9 percent increase in net sales. We expect to continue to deliver strong gains in earnings because of increasing demand in Vulcan-served markets.

“We are excited about our future as the leading aggregates supplier in the U.S. We remain focused on further improving the profitability of our existing businesses, strategically expanding our unmatched asset base to serve the needs of our customers, and continuing our disciplined management of capital.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on August 5, 2014. A live webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 855-877-0343 approximately 10 minutes before the scheduled start. International participants can dial 678-509-8772. The conference ID is 74678231. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of asphalt mix and concrete.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

	(Amounts and shares in thousands, except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2014	2013	2014	2013
Net sales	$756,289	$696,078	$1,304,785	$1,200,632
Delivery revenues	34,854	42,655	60,778	76,263
Total revenues	791,143	738,733	1,365,563	1,276,895
Cost of goods sold	581,501	563,183	1,095,904	1,050,082
Delivery costs	34,854	42,655	60,778	76,263
Cost of revenues	616,355	605,838	1,156,682	1,126,345
Gross profit	174,788	132,895	208,881	150,550

Selling, administrative and general expenses	67,615	64,902	133,733	129,557
Gain on sale of property, plant & equipment
and businesses, net	1,162	23,410	237,526	27,520
Restructuring charges	-	-	-	(1,509)
Other operating expense, net	(5,089)	(4,537)	(14,758)	(10,196)
Operating earnings	103,246	86,866	297,916	36,808
Other nonoperating income, net	1,798	286	4,622	2,658
Interest expense, net	40,551	50,873	160,639	103,623
Earnings (loss) from continuing operations
before income taxes	64,493	36,279	141,899	(64,157)
Provision for (benefit from) income taxes	17,982	6,151	40,882	(32,666)
Earnings (loss) from continuing operations	46,511	30,128	101,017	(31,491)
Earnings (loss) on discontinued operations, net of taxes	(544)	(1,356)	(1,054)	5,427
Net earnings (loss)	$45,967	$28,772	$99,963	$(26,064)
Basic earnings (loss) per share
Continuing operations	$0.35	$0.23	$0.77	$(0.24)
Discontinued operations	$0.00	$(0.01)	$(0.01)	$0.04
Net earnings (loss)	$0.35	$0.22	$0.76	$(0.20)

Diluted earnings (loss) per share
Continuing operations	$0.35	$0.23	$0.76	$(0.24)
Discontinued operations	$0.00	$(0.01)	$(0.01)	$0.04
Net earnings (loss)	$0.35	$0.22	$0.75	$(0.20)

Weighted-average common shares outstanding
Basic	131,149	130,250	130,980	130,219
Assuming dilution	132,876	131,332	132,468	130,219
Dividends declared per share	$0.05	$0.01	$0.10	$0.02
Depreciation, depletion, accretion and amortization	$68,323	$76,961	$137,702	$152,557
Effective tax rate from continuing operations	27.9%	17.0%	28.8%	50.9%

Table B

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands, except per share data)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2014	2013	2013
Assets
Cash and cash equivalents	$227,684	$193,738	$86,979
Restricted cash	62,087	-	-
Accounts and notes receivable
Accounts and notes receivable, gross	439,938	344,475	410,021
Less: Allowance for doubtful accounts	(5,606)	(4,854)	(5,339)
Accounts and notes receivable, net	434,332	339,621	404,682
Inventories
Finished products	260,111	270,603	266,489
Raw materials	20,458	29,996	29,863
Products in process	1,104	6,613	5,415
Operating supplies and other	28,041	37,394	38,720
Inventories	309,714	344,606	340,487
Current deferred income taxes	40,858	40,423	39,275
Prepaid expenses	27,309	22,549	27,300
Assets held for sale	-	10,559	12,926
Total current assets	1,101,984	951,496	911,649
Investments and long-term receivables	42,128	42,387	43,194
Property, plant & equipment
Property, plant & equipment, cost	6,396,658	6,933,602	6,735,203
Reserve for depreciation, depletion & amortization	(3,494,896)	(3,621,585)	(3,519,862)
Property, plant & equipment, net	2,901,762	3,312,017	3,215,341
Goodwill	3,081,521	3,081,521	3,081,521
Other intangible assets, net	633,442	697,578	698,471
Other noncurrent assets	173,061	174,144	170,048
Total assets	$7,933,898	$8,259,143	$8,120,224
Liabilities
Current maturities of long-term debt	$158	$170	$161
Short-term debt	-	-	100,000
Trade payables and accruals	178,239	139,345	128,142
Other current liabilities	171,008	159,620	163,466
Total current liabilities	349,405	299,135	391,769
Long-term debt	2,006,379	2,522,243	2,524,420
Noncurrent deferred income taxes	704,544	701,075	664,967
Deferred revenue	217,589	219,743	73,068
Other noncurrent liabilities	569,794	578,841	652,480
Total liabilities	3,847,711	4,321,037	4,306,704
Equity
Common stock, $1 par value	130,910	130,200	129,963
Capital in excess of par value	2,665,793	2,611,703	2,592,239
Retained earnings	1,382,711	1,295,834	1,247,984
Accumulated other comprehensive loss	(93,227)	(99,631)	(156,666)
Total equity	4,086,187	3,938,106	3,813,520
Total liabilities and equity	$7,933,898	$8,259,143	$8,120,224

Table C

Vulcan Materials Company

and Subsidiary Companies

	(Amounts in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2014	2013
Operating Activities
Net earnings (loss)	$99,963	$(26,064)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	137,702	152,557
Net gain on sale of property, plant & equipment and businesses	(237,526)	(40,550)
Contributions to pension plans	(2,791)	(2,308)
Share-based compensation	11,928	11,102
Excess tax benefits from share-based compensation	(3,242)	(888)
Deferred tax provision	24	(31,581)
Cost of debt purchase	72,949	-
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(59,893)	(108,295)
Other, net	3,786	682
Net cash provided by (used for) operating activities	22,900	(45,345)
Investing Activities
Purchases of property, plant & equipment	(116,312)	(60,041)
Proceeds from sale of property, plant & equipment	20,454	2,517
Proceeds from sale of businesses, net of transaction costs	719,089	52,908
Payment for businesses acquired, net of acquired cash	(207)	(89,951)
Increase in restricted cash	(62,087)	-
Other, net	-	2
Net cash provided by (used for) investing activities	560,937	(94,565)
Financing Activities
Proceeds from line of credit	-	111,000
Payment of current maturities, long-term debt & line of credit	(579,694)	(161,477)
Proceeds from issuance of common stock	27,539	-
Dividends paid	(13,074)	(2,598)
Proceeds from exercise of stock options	12,095	3,598
Excess tax benefits from share-based compensation	3,242	888
Other, net	1	-
Net cash used for financing activities	(549,891)	(48,589)
Net increase (decrease) in cash and cash equivalents	33,946	(188,499)
Cash and cash equivalents at beginning of year	193,738	275,478
Cash and cash equivalents at end of period	$227,684	$86,979

Table D

Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Total Revenues
Aggregates (a)
Segment revenues	$595,616	$508,438	$999,882	$867,437
Intersegment sales	(43,084)	(44,457)	(86,516)	(78,061)
Net sales	552,532	463,981	913,366	789,376
Concrete (b)
Segment revenues	93,818	120,294	189,827	220,183
Net sales	93,818	120,294	189,827	220,183
Asphalt Mix
Segment revenues	107,766	99,935	190,785	167,222
Net sales	107,766	99,935	190,785	167,222
Cement (c).
Segment revenues	2,173	23,819	20,032	46,512
Intersegment sales	-	(11,951)	(9,225)	(22,661)
Net sales	2,173	11,868	10,807	23,851
Totals
Net sales	756,289	696,078	1,304,785	1,200,632
Delivery revenues	34,854	42,655	60,778	76,263
Total revenues	$791,143	$738,733	$1,365,563	$1,276,895
Gross Profit
Aggregates	$161,706	$127,120	$200,184	$151,906
Concrete	3,223	(5,823)	(6,003)	(15,902)
Asphalt Mix	9,027	9,234	13,738	11,171
Cement	832	2,364	962	3,375
Total	$174,788	$132,895	$208,881	$150,550
Depreciation, Depletion, Accretion and Amortization
Aggregates	$56,347	$56,598	$110,970	$112,486
Concrete	4,759	8,184	10,796	16,160
Asphalt Mix	2,421	2,121	4,820	4,158
Cement	155	4,426	1,213	8,332
Other	4,641	5,632	9,903	11,421
Total	$68,323	$76,961	$137,702	$152,557
Unit Shipments
Aggregates customer tons (d)	41,265	36,617	68,533	62,218
Internal tons (e)	2,383	2,948	4,743	5,206
Aggregates - tons	43,648	39,565	73,276	67,424
Ready-mixed concrete - cubic yards	949	1,231	1,907	2,254
Asphalt Mix - tons	1,857	1,803	3,299	3,032

Cement customer tons	-	121	76	242
Internal tons (e)	-	142	96	269
Cement - tons	-	263	172	511
Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (f)	$11.08	$10.75	$11.02	$10.74
Ready-mixed concrete	$98.82	$92.40	$97.10	$92.23
Asphalt Mix	$53.52	$54.51	$53.32	$54.21

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale. On March 7, 2014, we sold our concrete business in the Florida area. See Table G for adjusted segment data.
(c)	Includes cement and calcium products. On March 7, 2014, we sold our cement business. See Table G for adjusted segment data.
(d)	Includes tons marketed and sold on behalf of a third-party pursuant to a volumetric production payment (VPP) agreement.
(e)	Represents tons shipped primarily to our other operations (i.e., asphalt mix and ready-mixed concrete). Revenue from internal shipments is not included in net sales, or total revenue as presented above and in the accompanying Condensed Consolidated Statements of Earnings.
(f)	Freight-adjusted sales price is calculated as total sales dollars less freight to remote distribution sites divided by total sales units.

Table E

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

	(Amounts in thousands)
	Six Months Ended
	June 30
	2014	2013

Cash Payments
Interest (exclusive of amount capitalized)	$162,110	$100,598
Income taxes	13,867	9,087

Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	755	232
Accrued liabilities for purchases of property, plant & equipment	12,482	4,212
Fair value of equity consideration for business acquisition	1,094	-

2. Reconciliation of Non-GAAP Measures

Generally Accepted Accounting Principles (GAAP) does not define "free cash flow," "Aggregates segment cash gross profit," "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA) and "cash earnings."  Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.  Likewise, Aggregates segment cash gross profit, EBITDA and cash earnings should not be considered as alternatives to earnings measures defined by GAAP.  We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  The investment community often uses these metrics as indicators of a company's ability to incur and service debt and to assess the operating performance of a company's businesses.  We use free cash flow, Aggregates segment cash gross profit, EBITDA, cash earnings and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company.  Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.  We do not use these metrics as a measure to allocate resources.  Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

	(Amounts in thousands)
	Six Months Ended
	June 30
	2014	2013
Net cash provided by (used for) operating activities	$22,900	$(45,345)
Purchases of property, plant & equipment	(116,312)	(60,041)
Free cash flow	$(93,412)	$(105,386)

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Aggregates segment
Gross profit	$161,706	$127,120	$200,184	$151,906
DDA&A	56,347	56,598	110,970	112,486
Aggregates segment cash gross profit	$218,053	$183,718	$311,154	$264,392

Table F

Reconciliation of Non-GAAP Measures (Continued)

EBITDA, Cash Earnings and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations.  We adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.  Cash earnings adjusts EBITDA for net interest expense and current taxes.

	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Reconciliation of Net Earnings to EBITDA and Cash Earnings

Net earnings (loss)	$45,967	$28,772	$99,963	$(26,064)
Provision for (benefit from) income taxes	17,982	6,151	40,882	(32,666)
Interest expense, net	40,551	50,873	160,639	103,623
(Earnings) loss on discontinued operations, net of taxes	544	1,356	1,054	(5,427)
EBIT	105,044	87,152	302,538	39,466
Depreciation, depletion, accretion and amortization	68,323	76,961	137,702	152,557
EBITDA	$173,367	$164,113	$440,240	$192,023
Interest expense, net	(40,551)	(50,873)	(160,639)	(103,623)
Current taxes	(10,380)	(989)	(41,037)	3,416
Cash earnings	$122,436	$112,251	$238,564	$91,816

Adjusted EBITDA and Adjusted EBIT

EBITDA	$173,367	$164,113	$440,240	$192,023
Gain on sale of real estate and businesses	(1,087)	(22,961)	(237,107)	(26,220)
Charges associated with divestitures	1,832	-	10,939	-
Amortization of deferred revenue	(1,357)	(324)	(2,341)	(577)
Restructuring charges	-	-	-	1,509
Adjusted EBITDA	$172,755	$140,828	$211,731	$166,735
Depreciation, depletion, accretion and amortization	(68,323)	(76,961)	(137,702)	(152,557)
Amortization of deferred revenue	1,357	324	2,341	577
Adjusted EBIT	$105,789	$64,191	$76,370	$14,755

EBITDA Bridge	Three Months Ended	Six Months Ended
(Amounts in millions)	June 30	June 30
2013 Actual EBITDA	$164	$192
Plus: Gain on sale of real estate and businesses	(23)	(26)
Restructuring charges	-	2
Amortization of deferred revenue	-	(1)
2013 Adjusted EBITDA	141	167

Increase / (Decrease) due to
Aggregates: Volumes	25	34
Selling prices	14	21
Costs and other items	(6)	(10)
Concrete	6	5
Asphalt Mix	-	4
Cement	(6)	(9)
Selling, administrative and general expenses	(3)	(4)
Other	2	4
2014 Adjusted EBITDA	173	212

Plus: Gain on sale of real estate and businesses	1	237
Charges associated with divestitures	(2)	(11)
Amortization of deferred revenue	1	2
2014 Actual EBITDA	$173	$440

Table G

Adjusted Concrete and Cement Segment Financial Data

Comparative financial data after adjusting for the March 7, 2014 sale of our concrete and cement businesses in the Florida area is presented below:

	(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Concrete Segment
Segment revenues
As reported	$93,818	$120,294	$189,827	$220,183
Adjusted	$93,818	$77,989	$157,104	$140,464

Net Sales
As reported	$93,818	$120,294	$189,827	$220,183
Adjusted	$93,818	$77,989	$157,104	$140,464

Gross Profit
As reported	$3,223	$(5,823)	$(6,003)	$(15,902)
Adjusted	$3,223	$676	$(2,312)	$(3,334)

Depreciation, Depletion, Accretion and Amortization
As reported	$4,759	$8,184	$10,796	$16,160
Adjusted	$4,759	$4,302	$9,445	$8,473

Cement Segment
Segment revenues
As reported	$2,173	$23,819	$20,032	$46,512
Adjusted	$2,173	$2,042	$4,036	$4,027

Net Sales
As reported	$2,173	$11,868	$10,807	$23,851
Adjusted	$2,173	$2,033	$4,064	$4,019

Gross Profit
As reported	$832	$2,364	$962	$3,375
Adjusted	$832	$744	$1,256	$1,509

Depreciation, Depletion, Accretion and Amortization
As reported	$155	$4,426	$1,213	$8,332
Adjusted	$155	$137	$252	$293